Exhibit 99.2

CONTACT:	Andrew Backover
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Wednesday, July 20, 2011

AMR CORPORATION ANNOUNCES LARGEST AIRCRAFT ORDER IN HISTORY WITH

BOEING AND AIRBUS

American Airlines to Order 460 Narrowbody Jets to Replace and Transform its Fleet

American expects to create youngest, most fuel-efficient fleet among

U.S. industry peers in approximately five years

Agreement includes options and purchase rights for 465 additional aircraft through 2025

American to be first network carrier to take delivery of Airbus A320neo Family aircraft and first airline to commit to Boeing’s expected new 737 family offering

FORT WORTH, Texas — AMR Corporation, the parent company of American Airlines and American Eagle, today announced landmark agreements with Airbus and Boeing that will allow it to replace and transform American’s narrowbody fleet over five years and solidify its fleet plan into the next decade. These new aircraft will allow American to reduce its operating and fuel costs and deliver state-of-the-art amenities to customers, while maximizing financial flexibility for the Company.

Under the new agreements, American plans to acquire 460 narrowbody, single-aisle aircraft from the Boeing 737 and Airbus A320 families beginning in 2013 through 2022 – the largest aircraft order in aviation history. As part of these agreements, starting in 2017 American will become the first network U.S. airline to begin taking delivery of “next generation” narrowbody aircraft that will further accelerate fuel-efficiency gains.

These new deliveries are expected to pave the way for American to have the youngest and most fuel-efficient fleet among its U.S. airline peers in approximately five years.

American also will benefit from approximately $13 billion of committed financing provided by the manufacturers through lease transactions that will help maximize balance sheet flexibility and reduce risk. The financing fully covers the first 230 deliveries.

Gerard Arpey, Chairman and CEO of AMR and American Airlines, noted that today’s order represents another important step in the Company’s strategy to build a strong foundation for the future.

“We have a long track record of meeting our obligations to all of our stakeholders, including strategic partners, lenders, suppliers and investors. We believe this history continues to help us navigate today’s challenges while remaining focused on doing what’s necessary to position American Airlines for long-term success, and we look forward to working with Boeing and Airbus to achieve it,” Arpey said. “Today’s announcement paves the way for us to achieve important milestones in our company’s future, giving us the ability to replace our narrowbody fleet and finance it responsibly. This was an incredible opportunity for our company that presented itself from two great manufacturers. And, given our aggressive and ambitious fleet plans, we feel fortunate to have both Boeing and Airbus standing beside us to meet our needs. With today’s news, we expect to have the youngest and most fuel-efficient fleet among our peers in the U.S. industry within five years. This new fleet will dramatically improve our fuel and operating costs, while enhancing our financial flexibility. More than that, with the power of our network and partnerships and the dedication of our people, we will be an even stronger competitor.”

Said Tom Horton, President of AMR and American Airlines: “Our efforts in recent years have transformed nearly every corner of our business. We’ve strengthened our liquidity, focused our network and alliance relationships on serving the world’s most important markets with the best partners, enhanced our products and services with industry-leading technology, and worked to improve the customer experience. Today’s announcement will accelerate this transformation, delivering important benefits to our shareholders, customers and employees.”

Under the agreement with Boeing, American plans to acquire a total of 200 additional aircraft from the 737 family, with options for another 100 737 family aircraft. American has the flexibility to convert the new deliveries into variants within the 737 family, including the 737-700, 737-800 and 737-900ER.

As part of the Boeing agreement, American will take delivery of 100 aircraft from Boeing’s current 737NG family starting in 2013, including three 737-800 options that had been exercised as of July 1, 2011. American also intends to order 100 of Boeing’s expected new evolution of the 737NG, with a new engine that would offer even more significant fuel-efficiency gains over today’s models. American is pleased to be the first airline to commit to Boeing’s new 737 family offering, which is expected to provide a new level of economic efficiency and operational performance, pending final confirmation of the program by Boeing. This airplane would be powered by CFM International’s LEAP-X engine.

American’s most recent deliveries of the 737-800, with 160 seats, include the all-new Boeing Sky Interior, offering larger overhead bins that pivot down and out similar to those on the 787 Dreamliner, a contemporary feeling of spaciousness and variable LED lighting options for cabin ambience.

“We are pleased to continue our long and successful partnership with American Airlines,” said Jim Albaugh, President and CEO of Boeing Commercial Airplanes. “While the 737 family will continue to serve an important role in American’s narrowbody fleet — delivering customer and cost benefits in both its current form and future evolution — as American’s primary widebody partner, we are excited to deliver to its customers all of the benefits and cutting-edge technology of the Boeing 787 Dreamliner and the 777-300ER. We look forward to strengthening our partnership for the future.”

American also will acquire a total of 260 Airbus aircraft from the A320 Family and will have 365 options and purchase rights for additional aircraft. American has the flexibility to convert its delivery positions into variants within the A320 Family, including the A319 and A321.

American will take delivery of 130 current-generation Airbus A320 Family aircraft beginning in 2013. Beginning in 2017 American will begin taking delivery of 130 aircraft from the A320neo (New Engine Option) Family featuring next-generation engine technology. The new aircraft are approximately 15 percent more fuel efficient than today’s models. American will be the first network airline in the U.S. to deploy this new-technology aircraft.

The A320 Family features cabin interiors with increased overhead storage, reduced noise and ambient lighting options.

“American’s order represents a strong vote of confidence in our product in the important North American market, and we feel certain our A320 Family aircraft will help the American team deliver a great experience for customers while helping the airline to achieve cost efficiencies that will benefit its shareholders,” said Airbus President and CEO Tom Enders. “We are proud to renew our partnership with a company that has a long history of airline industry leadership.”

Cost Reduction, Simplification and Flexibility for the Future

The 737 and A320 families offer significant cost reduction opportunities in replacing American’s older fleet. For example, Boeing and Airbus aircraft in the 737 and A320 families offer a 35 percent reduction in fuel cost per seat versus the MD-80 and a 12 percent and 15 percent fuel cost reduction per seat, respectively, versus the 757 and 767-200.

The agreements with Boeing and Airbus will continue American’s fleet simplification efforts, allowing American to transition four fleet types (MD-80, 737-800, 757 and 767-200) to two (the 737 and the A320 families, which offer significant commonality benefits within each family).

With a total of 465 options and purchase rights for additional aircraft from both manufacturers through 2025, these agreements give American the flexibility for replacement as well as growth opportunities under the right economic and financial conditions, with the ability to acquire up to 925 aircraft in total over 12 years.

Beyond today’s announcement, American continues to execute on other elements of a comprehensive fleet renewal plan that will deliver customer benefits in a range of aircraft types and sizes.

In 2009 and 2010, American took delivery of 76 737-800s. Separate from today’s announcement, American has taken or is scheduled to take delivery of a total of 54 737-800s from 2011 into 2013. American also has firm orders for eight Boeing 777-300ER widebody aircraft to be delivered in 2012-2013. American is the first U.S. airline to order the 777-300ER, which will offer many operational and customer benefits while serving as the flagship of American’s modernized fleet.

In addition, American has plans to acquire 42 state-of-the-art Boeing 787 Dreamliners, to be delivered starting in late 2014, with options for 58 additional 787s. American also has firm orders for seven 777-200 widebody aircraft scheduled for delivery in 2013 through 2016.

“While our network is our core product, designed to take our customers where they most want to go, our fleet is a critical element of our ability to deliver a superior travel experience, safely, reliably and comfortably,” said Virasb Vahidi, American’s Chief Commercial Officer, who leads American’s fleet and network planning and strategy. “With today’s announcement, I am confident that we will be able to meet our customers’ needs for decades to come with a modern fleet that will be second to none.”

American was advised in the transaction by SkyWorks Capital, LLC.

AMR and American Airlines President Tom Horton and Senior Vice President and Chief Financial Officer Bella Goren will make a presentation regarding American’s fleet transaction during a teleconference on Wednesday, July 20, at 8:30am EDT. To listen to the presentation, call 612-326-1011, and enter the passcode: AMR. The presentation and teleconference also can be accessed at the Investor Relations site of AA.com.

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals, or actions we may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s intentions and expectations regarding acquisitions and financings of aircraft, and the benefits to the Company thereof. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Report on Form 10-Q for the quarter ending June 30, 2011.

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